UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.__)

Under the Securities Exchange Act of 1934

Vertical Aerospace Ltd.
(Name of Issuer)

Class A ordinary shares, par value $0.0001 per share
(Title of Class of Securities)

G9471C107

(CUSIP Number)

December 16, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Mudrick Capital Management, L.P.
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 22,181,820 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 22,181,820 (1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 22,181,820 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 9.6% (2)
12		Type of Reporting Person PN

(1) Includes (i) 18,181,820 ordinary shares, par value $0.001 per share (“Ordinary Shares”) of Vertical Aerospace Ltd. (the “Issuer”) issuable upon conversion of Convertible Senior Secured Notes and (ii) 4,000,000 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Distressed Opportunity Fund Global, L.P., Mudrick Distressed Opportunity Drawdown Fund II, L.P., Mudrick Distressed Opportunity Drawdown Fund II SC, L.P., Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P., Mudrick Distressed Opportunity SIF Master Fund, L.P., Mudrick Stressed Credit Master Fund, L.P., Mudrick Opportunity Co-Investment Fund, LP and certain accounts managed by Mudrick Capital Management, L.P., in the aggregate.

(2) Based on 231,317,202 Ordinary Shares outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 18,181,820 Ordinary Shares issuable upon the conversion of Convertible Senior Secured Notes held by the Reporting Persons, and (iii) 4,000,000 Ordinary Shares issuable upon conversion of exercisable warrants held by the Reporting Persons.

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Mudrick Capital Management, LLC
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 22,181,820 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 22,181,820 (1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 22,181,820 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 9.6% (2)
12		Type of Reporting Person OO

(1) Includes (i) 18,181,820 ordinary shares, par value $0.001 per share (“Ordinary Shares”) of Vertical Aerospace Ltd. (the “Issuer”) issuable upon conversion of Convertible Senior Secured Notes and (ii) 4,000,000 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Distressed Opportunity Fund Global, L.P., Mudrick Distressed Opportunity Drawdown Fund II, L.P., Mudrick Distressed Opportunity Drawdown Fund II SC, L.P., Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P., Mudrick Distressed Opportunity SIF Master Fund, L.P., Mudrick Stressed Credit Master Fund, L.P., Mudrick Opportunity Co-Investment Fund, LP and certain accounts managed by Mudrick Capital Management, L.P., in the aggregate.

(2) Based on 231,317,202 Ordinary Shares outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 18,181,820 Ordinary Shares issuable upon the conversion of Convertible Senior Secured Notes held by the Reporting Persons, and (iii) 4,000,000 Ordinary Shares issuable upon conversion of exercisable warrants held by the Reporting Persons.

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Jason Mudrick
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 22,181,820 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 22,181,820 (1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 22,181,820 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 9.6% (2)
12		Type of Reporting Person IN

(1) Includes (i) 18,181,820 ordinary shares, par value $0.001 per share (“Ordinary Shares”) of Vertical Aerospace Ltd. (the “Issuer”) issuable upon conversion of Convertible Senior Secured Notes and (ii) 4,000,000 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Distressed Opportunity Fund Global, L.P., Mudrick Distressed Opportunity Drawdown Fund II, L.P., Mudrick Distressed Opportunity Drawdown Fund II SC, L.P., Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P., Mudrick Distressed Opportunity SIF Master Fund, L.P., Mudrick Stressed Credit Master Fund, L.P., Mudrick Opportunity Co-Investment Fund, LP and certain accounts managed by Mudrick Capital Management, L.P., in the aggregate.

(2) Based on 231,317,202 Ordinary Shares outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 18,181,820 Ordinary Shares issuable upon the conversion of Convertible Senior Secured Notes held by the Reporting Persons, and (iii) 4,000,000 Ordinary Shares issuable upon conversion of exercisable warrants held by the Reporting Persons.

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Mudrick Distressed Opportunity Fund Global, L.P.
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 5,220,380 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 5,220,380 (1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 5,220,380 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 2.4% (2)
12		Type of Reporting Person PN

(1) Includes (i) 4,279,000 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes and (ii) 941,380 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Distressed Opportunity Fund Global, L.P.

(2) Based on 214,355,762 Ordinary Shares outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 4,279,000 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes and (iii) 941,380 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Distressed Opportunity Fund Global, L.P.

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Mudrick GP, LLC
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 5,220,380 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 5,220,380 (1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 5,220,380 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 2.4% (2)
12		Type of Reporting Person OO

(1) Includes securities directly held by Mudrick Distressed Opportunity Fund Global, L.P.

(2) Based on 214,355,762 Ordinary Shares Outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 4,279,000 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes, and (iii) 941,380 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Distressed Opportunity Fund Global, L.P.

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Mudrick Distressed Opportunity Drawdown Fund II, L.P.
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 3,008,188 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,008,188 (1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 3,008,188 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 1.4% (2)
12		Type of Reporting Person PN

(1) Includes (i) 2,465,728 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes and (ii) 542,460 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Distressed Opportunity Drawdown Fund II, L.P.

(2) Based on 212,143,570 Ordinary Shares outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 2,465,728 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes and (iii) 542,460 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Distressed Opportunity Drawdown Fund II, L.P.

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Mudrick Distressed Opportunity Drawdown Fund II SC, L.P.
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 313,984 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 313,984(1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 313,984 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 0.15% (2)
12		Type of Reporting Person PN

(1) Includes (i) 257,364 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes and (ii) 56,620 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Distressed Opportunity Drawdown Fund II SC, L.P.

(2) Based on 209,449,366 Ordinary Shares outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 257,364 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes and (iii) 56,620 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Distressed Opportunity Drawdown Fund II SC, L.P.

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Mudrick Distressed Opportunity Drawdown Fund II GP, LLC
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 3,322,172 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 3,322,172 (1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 3,322,172 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 1.6% (2)
12		Type of Reporting Person OO

(1) Includes securities directly held by Mudrick Distressed Opportunity Drawdown Fund II, L.P. and Mudrick Distressed Opportunity Drawdown Fund II SC, L.P.

(2) Based on 212,457,554 Ordinary Shares outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 2,723,092 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes and (iii) 599,080 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held collectively by Mudrick Distressed Opportunity Drawdown Fund II, L.P. and Mudrick Distressed Opportunity Drawdown Fund II SC, L.P.

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P.
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 786,900 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 786,900 (1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 786,900 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 0.37% (2)
12		Type of Reporting Person PN

(1) Includes (i) 645,000 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes and (ii) 141,900 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P.

(2) Based on 209,922,282 Ordinary Shares outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 645,000 Ordinary Shares issuable upon the conversion of Convertible Senior Secured Notes held by the Reporting Persons, and (iii) 141,900 Ordinary Shares issuable upon conversion of exercisable warrants held by the Reporting Persons.

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Mudrick Distressed Opportunity 2020 Dislocation Fund GP, LLC
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 786,900 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 786,900 (1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 786,900 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 0.37% (2)
12		Type of Reporting Person OO

(1) Includes (i) 645,000 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes and (ii) 141,900 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P.

(2) Based on 209,922,282 Ordinary Shares outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 645,000 Ordinary Shares issuable upon the conversion of Convertible Senior Secured Notes held by the Reporting Persons, and (iii) 141,900 Ordinary Shares issuable upon conversion of exercisable warrants held by the Reporting Persons.

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Mudrick Distressed Opportunity SIF Master Fund, L.P.
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 597,911 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 597,911 (1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 597,911 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 0.29% (2)
12		Type of Reporting Person PN

(1) Includes (i) 490,091 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes and (ii) 107,820 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P.

(2) Based on 209,733,293 Ordinary Shares outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 490,091 Ordinary Shares issuable upon the conversion of Convertible Senior Secured Notes held by the Reporting Persons, and (iii) 107,820 Ordinary Shares issuable upon conversion of exercisable warrants held by the Reporting Persons.

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Mudrick Distressed Opportunity SIF GP, LLC
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 597,911 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 597,911 (1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 597,911 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 0.29% (2)
12		Type of Reporting Person OO

(1) Includes (i) 490,091 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes and (ii) 107,820 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P.

(2) Based on 209,733,293 Ordinary Shares outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 490,091 Ordinary Shares issuable upon the conversion of Convertible Senior Secured Notes held by the Reporting Persons, and (iii) 107,820 Ordinary Shares issuable upon conversion of exercisable warrants held by the Reporting Persons.

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Mudrick Stressed Credit Master Fund, L.P.
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 1,859,946 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,859,946 (1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 1,859,946 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 0.88% (2)
12		Type of Reporting Person PN

(1) Includes (i) 1,524,546 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes and (ii) 335,400 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Stressed Credit Master Fund, L.P.

(2) Based on 210,995,328 Ordinary Shares outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 1,524,546 Ordinary Shares issuable upon the conversion of Convertible Senior Secured Notes held by the Reporting Persons, and (iii) 335,400 Ordinary Shares issuable upon conversion of exercisable warrants held by the Reporting Persons.

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Mudrick Stressed Credit Fund GP, LLC
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 1,859,946 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 1,859,946 (1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 1,859,946 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 0.88% (2)
12		Type of Reporting Person OO

(1) Includes (i) 1,524,546 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes and (ii) 335,400 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Stressed Credit Master Fund, L.P.

(2) Based on 210,995,328 Ordinary Shares outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 1,524,546 Ordinary Shares issuable upon the conversion of Convertible Senior Secured Notes held by the Reporting Persons, and (iii) 335,400 Ordinary Shares issuable upon conversion of exercisable warrants held by the Reporting Persons.

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Mudrick Opportunity Co-Investment Fund, LP
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 554,546 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 554,546 (1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 554,546 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 0.26% (2)
12		Type of Reporting Person PN

(1) Includes (i) 454,546 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes and (ii) 100,000 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Opportunity Co-Investment Fund, LP.

(2) Based on 209,689,928 Ordinary Shares outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 454,546 Ordinary Shares issuable upon the conversion of Convertible Senior Secured Notes held by the Reporting Persons, and (iii) 100,000 Ordinary Shares issuable upon conversion of exercisable warrants held by the Reporting Persons.

CUSIP No. G9471C107		Schedule 13G
1		Names of Reporting Persons Mudrick Opportunity Co-Investment Fund GP, LLC
2		Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3		SEC Use Only
4		Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power 0
	6	Shared Voting Power 554,546 (1)
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 554,546 (1)
9		Aggregate Amount Beneficially Owned by Each Reporting Person 554,546 (1)
10		Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11		Percent of Class Represented by Amount in Row (9) 0.26% (2)
12		Type of Reporting Person OO

(1) Includes (i) 454,546 Ordinary Shares issuable upon conversion of Convertible Senior Secured Notes and (ii) 100,000 Ordinary Shares issuable upon the exercise of warrants, in each case, directly held by Mudrick Opportunity Co-Investment Fund, LP.

(2) Based on 209,689,928 Ordinary Shares outstanding, which includes (i) 209,135,382 Ordinary Shares outstanding as of December 31, 2021, according to the Issuer’s Prospectus, dated January 27, 2022 (Registration No. 333-262207), (ii) 454,546 Ordinary Shares issuable upon the conversion of Convertible Senior Secured Notes held by the Reporting Persons, and (iii) 100,000 Ordinary Shares issuable upon conversion of exercisable warrants held by the Reporting Persons.

Item 1(a).	Name of Issuer:

Vertical Aerospace Ltd. (“Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

140-142 Kensington Church Street, London, W8 4BN, United Kingdom

Item 2(a).	Name of Person Filing:

This Schedule 13G is filed by Mudrick Capital Management, L.P. (“MCM”), Mudrick Capital Management, LLC (“MCM GP”), Jason Mudrick, Mudrick Distressed Opportunity Fund Global, L.P. (“Global LP”), Mudrick Distressed Opportunity Drawdown Fund II, L.P. (“Drawdown II”), Mudrick Distressed Opportunity Drawdown Fund II SC, L.P. (“Drawdown II SC”), Mudrick GP, LLC (“Mudrick GP”), Mudrick Distressed Opportunity Drawdown Fund II GP, LLC (“Drawdown II GP”), Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P. (“DISL”), Mudrick Distressed Opportunity 2020 Dislocation Fund GP, LLC (“DISL GP”), Mudrick Distressed Opportunity SIF Master Fund, L.P. (“SIF”), Mudrick Distressed Opportunity SIF GP, LLC (“SIF GC”), Mudrick Stressed Credit Master Fund, L.P. (“MSC”), Mudrick Stressed Credit Fund GP, LLC (“MSC GP”), Mudrick Opportunity Co-Investment Fund, LP (“Co-Invest”), Mudrick Opportunity Co-Investment Fund GP, LLC (“Co-Invest GP”). Each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons.”

Mudrick GP is the general partner of Global LP and may be deemed to beneficially own the number of securities of the Issuer directly held by Global LP. Drawdown II GP is the general partner of Drawdown II and Drawdown II SC and may be deemed to beneficially own the securities of the Issuer directly held by Drawdown II and Drawdown II SC. DISL GP is the general partner of DISL and may be deemed to beneficially own the number of securities of the Issuer held by DISL. SIF GP is the general partner of SIF and may be deemed to beneficially own the securities of the Issuer directly held by SIF. MSC GP is the general partner of MSC and may be deemed to beneficially own the securities of the Issuer directly held by MSC. Co-Invest GP is the general partner of Co-Invest and may be deemed to beneficially own the securities fot the Issuer directly held by Co-Invest. MCM is the investment manager to Drawdown II, Global LP, Drawdown II SC, DISL, SIF, MSC, Co-Invest and certain accounts managed by MCM. Mr. Mudrick is the sole member of Mudrick GP, Drawdown II GP, MCM GP, DISL GP, SIF GP, MSC GP and Co-Invest GP. By virtue of these relationships, each of MCM, MCM GP and Mr. Mudrick may be deemed to beneficially own the securities held directly by Global LP, Drawdown II, Drawdown II SC, DISL, SIF, MSC, Co-Invest and certain accounts managed by MCM.

The filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any of the securities reported herein. Each of the Reporting Persons disclaims beneficial ownership of the securities directly held by any other Reporting Person except to the extent of such entity or individual’s pecuniary interest therein, if any.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The principal business office of the Reporting Persons is 527 Madison Avenue, 6th Floor, New York, NY 10022.

Item 2(c).	Citizenship:

See responses to Item 4 of the Cover Page for each Reporting Person, which is incorporated herein by reference.

Item 2(d).	Title of Class of Securities:

Class A ordinary shares, par value $0.0001 per share, of the Issuer (“Class A Ordinary Shares”).

Item 2(e).	CUSIP Number:

G9471C107

Item 3.	Not applicable.

Item 4(a).	Ownership

See Cover Page Item 9 for each Reporting Person, incorporated herein by reference. The filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any of the Shares reported herein. Each of the Reporting Persons specifically disclaims beneficial ownership of the Shares reported herein that are not directly held by such Reporting Person except to the extent of his or its pecuniary interest therein, if any.

Item 4(b):	Percent of Class:

See Cover Page Item 11 and related footnote for each Reporting Person, incorporated herein by reference.

Item 4(c):	Number of Shares of Which Such Person Has:

(i) Sole power to vote or direct the vote:

See Cover Page Item 5 for each Reporting Person, incorporated herein by reference.

(ii) Shared power to vote or direct the vote:

See Cover Page Item 6 for each Reporting Person, incorporated herein by reference.

(iii) Sole power to dispose or direct the disposition of:

See Cover Page Item 7 for each Reporting Person, incorporated herein by reference.

(iv) Shared power to dispose or direct the disposition of:

See Cover Page Item 8 for each Reporting Person, incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

See Exhibit 1 to this Schedule 13G.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2022

/s/ JASON MUDRICK
JASON MUDRICK

MUDRICK CAPITAL MANAGEMENT, L.P.

By:	Mudrick Capital Management, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY FUND GLOBAL, L.P.

By:	Mudrick GP, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND II, L.P.

By:	Mudrick Distressed Opportunity Drawdown Fund II GP, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK CAPITAL MANAGEMENT, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND II SC, L.P.

By:	Verto Direct Opportunity GP, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND II, GP

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY 2020 DISLOCATION FUND, L.P.

By:	Mudrick Distressed Opportunity 2020 Dislocation Fund GP, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY 2020 DISLOCATION FUND GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY SIF MASTER FUND, L.P.

By:	Mudrick Distressed Opportunity SIF Master Fund LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY SIF MASTER FUND GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK STRESSED CREDIT MASTER FUND, L.P.

By:	Mudrick Stressed Credit Fund GP LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK STRESSED CREDIT FUND GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

Mudrick Opportunity Co-Investment Fund, LP

By:	Mudrick Opportunity Co-Investment Fund GP, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

Mudrick Opportunity Co-Investment Fund GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

EXHIBIT INDEX

Exhibit No.	Name
1	Joint Filing Agreement

Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13G to which this Agreement is an exhibit (and any further amendment filed by them) with respect to the ordinary shares, par value $0.0001 of Vertical Aerospace, Ltd. This agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: February 10, 2022

/s/ JASON MUDRICK
JASON MUDRICK

MUDRICK CAPITAL MANAGEMENT, L.P.

By:	Mudrick Capital Management, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY FUND GLOBAL, L.P.

By:	Mudrick GP, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND II, L.P.

By:	Mudrick Distressed Opportunity Drawdown Fund II GP, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK CAPITAL MANAGEMENT, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND II SC, L.P.

By:	Verto Direct Opportunity GP, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY DRAWDOWN FUND II, GP

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY 2020 DISLOCATION FUND, L.P.

By:	Mudrick Distressed Opportunity 2020 Dislocation Fund GP, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY 2020 DISLOCATION FUND GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY SIF MASTER FUND, L.P.

By:	Mudrick Distressed Opportunity SIF Master Fund LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK DISTRESSED OPPORTUNITY SIF MASTER FUND GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK STRESSED CREDIT MASTER FUND, L.P.

By:	Mudrick Stressed Credit Fund GP LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

MUDRICK STRESSED CREDIT FUND GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

Mudrick Opportunity Co-Investment Fund, LP

By:	Mudrick Opportunity Co-Investment Fund GP, LLC, its general partner

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member

Mudrick Opportunity Co-Investment Fund GP, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Sole Member